Exhibit 10.1

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of December 29, 2004, which amends and restates in its entirety, that certain Amended and Restated Shareholders Agreement, dated as of November 1, 2002, is entered into by and among Cbeyond Communications, Inc., a Delaware corporation (the “Company”), and the other parties hereto, including the holders of Common Stock (as defined below) set forth on Schedule A and the holders of Preferred Stock (as defined below) set forth on Schedule A (collectively, the “Shareholders” and individually a “Shareholder”). Capitalized terms used but not otherwise defined herein are defined in Section 9 hereof.

RECITALS

A. The holders of common stock of the Company, par value $0.01 per share (“Common Stock”), the holders of Series B Participating Preferred Stock of the Company, par value $0.01 per share (the “Series B Preferred Stock”), and the Company are signatories to that certain Amended and Restated Shareholders Agreement, dated as of November 1, 2002 (the “Prior Agreement”).

B. The Company wishes to issue and sell to certain investors (the “Series C Investors”) 5,573,770 shares of Series C Participating Preferred Stock of the Company, par value $0.01 per share (the “Series C Preferred Stock”, and, together with Series B Preferred Stock, the “Preferred Stock”) pursuant to a that certain Stock Purchase Agreement by and among the Company and the Series C Investors, dated as of the date hereof (the “Stock Purchase Agreement”).

C. In connection with the purchase of Series C Preferred Stock by the Series C Investors, the parties wish to amend and restate the Prior Agreement effective upon consummation of the transactions contemplated by the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

1. Representations and Warranties. Each Shareholder represents and warrants that (i) immediately after consummation of the transactions contemplated by the Stock Purchase Agreement, such Shareholder is the beneficial owner of that number and class of Restricted Securities set forth opposite its name on the Schedule of Shareholders attached hereto and (ii) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable in accordance with its terms.

2. Restrictions on Transfer of Restricted Securities.

(a) Retention of Restricted Securities.

No Shareholder shall Transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Restricted Securities except pursuant to (A) an Exempt Transfer, (B) a Public Sale or (C) the provisions of Sections 2(b) and 2(c) or Section 4 hereof.

(b) Right of First Refusal.

(i) At least 30 days prior to any Transfer of Restricted Securities other than Cisco Common Stock (except pursuant to (A) an Exempt Transfer, (B) a Public Sale or (C) Section 4 hereof), any Shareholder desiring to make such Transfer (the “Transferring Shareholder”) shall deliver a written notice (the “Offer Notice”) to the Company and each other holder of Preferred Securities, specifying in reasonable detail the identity of the prospective Transferee(s), the number and type of Restricted Securities to be Transferred (the “Offered Securities”) and the price and other material terms and conditions of the proposed Transfer. The Transferring Shareholder shall not consummate such proposed Transfer until at least forty (40) days after the delivery of the Offer Notice, unless the parties to the Transfer have been finally determined pursuant to this Section 2 prior to the expiration of such 40-day period (the “Election Period”).

(ii) First, the Company may elect to purchase all or any portion of the Offered Securities at the price and on the terms and conditions specified in the Offer Notice by delivering written notice of such election to the Transferring Shareholder and each other holder of Preferred Securities as soon as practical but in any event within ten (10) days after the delivery of the Offer Notice. If the Company has not elected to purchase all of the Offered Securities within such ten-day period, each other holder of Preferred Securities may elect to purchase all of his, her or its Pro Rata Share (as defined below) of the Restricted Securities specified in the Offer Notice that the Company has not elected to purchase at the price and on the terms and conditions specified therein by delivering written notice of such election to the Transferring Shareholder and the Company as soon as practical but in any event within twenty (20) days after delivery of the Offer Notice. Any Offered Securities not elected to be purchased by the end of such 20-day period shall be reoffered (and reoffered, until they are fully subscribed) for the ten-day period prior to the expiration of the Election Period by the Transferring Shareholder on a pro rata basis to the holders of Preferred Securities who have elected to purchase their Pro Rata Share. The “Pro Rata Share” of each holder of Preferred Securities shall be based upon such holder’s proportionate ownership of all Restricted Securities owned by holders of Preferred Securities other than the Transferring Shareholder.

(iii) If the Company and/or any other holders of Preferred Securities have elected to purchase all of the Offered Securities from the Transferring Shareholder, the Transfer of such securities shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Shareholder, but in any event within fifteen (15) business days after the expiration of the Election Period; provided that the Company or any purchasing holder may elect to require such Transfer to be consummated effective as of the first day of the next succeeding month. Notwithstanding any other provision hereof, in the event that the sale price, or any portion thereof, for the Offered Securities is not payable in the form of cash at closing or cash payable on a defined basis (such as pursuant to simple promissory notes issued by the prospective Transferee(s) described in the Offer Notice), the Company and/or each holder of Preferred Securities electing to purchase Offered Securities pursuant to this subsection shall be required to pay only such portion, if any, of the sale price described in the Offer Notice that consists of such cash consideration, and delivery of such consideration to the Transferring Shareholder shall be payment in full for such Offered Securities.

(iv) If the Company and the holders of Preferred Securities (collectively) have not elected to purchase all of the Offered Securities, all elections to purchase such Offered Securities shall be null and void and the Transferring Shareholder shall have the right, within 90 days after the expiration of the Election Period and subject to the provisions of subsection (c) below, to Transfer all (but not fewer than all) of the Offered Securities to the Transferee(s) specified in the Offer Notice in the amount(s) specified in the Offer Notice at a price not less than the price per security and on other terms and conditions specified in the Offer Notice. Any Offered Securities not Transferred within such 90-day period shall be reoffered to the Company and the other holders of Preferred Securities under this Section 2(b) prior to any subsequent Transfer (other than an Exempt Transfer, a Public Sale or pursuant to Section 4 hereof).

(c) Tag-Along Rights.

(i) Except pursuant to (A) an Exempt Transfer, (B) a Public Sale or (C) Section 4 hereof, any holder of Preferred Securities may elect to participate in any sale of Offered Securities by a holder of Restricted Securities (other than Cisco Common Stock) to one or more third parties or to any other Shareholder (each a “Purchaser”) at the same price and on the same other terms and conditions applicable to the Transferring Shareholder by giving written notice of such election to the Transferring Shareholder within 30 days after delivery of the Offer Notice. In the event that the number of Offered Securities proposed to be Transferred as described in the Offer Notice (or, if such transaction is part of a group of related transactions, the aggregate number of Offered Securities to be Transferred to one or more Purchasers in all such related transactions) is equal to at least 30% of the aggregate number of the Common Stock then outstanding (on an as converted basis) and the price for the Offered Securities specified in the Offer Notice is greater than the sum of the aggregate purchase price paid to the Company for such Offered Securities at their initial issuance plus the accrued and unpaid dividends thereon, if any (such a Transfer being a “Common-Eligible Transfer”), then, (A) the Offer Notice shall promptly be delivered to the holders of Common Securities, and (B) each holder of Common Securities may elect to participate in such sale of Offered Securities to one or more Purchasers by giving written notice of such election to the Transferring Shareholder within 30 days after such delivery of the Offer Notice. In any such sale to one or more Purchasers, each holder of Restricted Securities shall receive in consideration of the Restricted Securities to be sold to such Purchaser(s) by such holder the same portion of the aggregate consideration from such transaction that such holder of Restricted Securities would have received in respect of such Restricted Securities if such aggregate consideration had been distributed in a dissolution and liquidation of the Company in accordance with the Certificate of Incorporation.

(ii) In any Common-Eligible Transfer, “Eligible Securities” means all Preferred Securities and all Common Securities then outstanding on an as converted basis and in the case of Common Securities subject to an Executive Purchase Agreement, then fully vested, and in any other sale pursuant to Section 2(c)(i), “Eligible Securities” means all Preferred Securities then outstanding on an as converted basis. In any contemplated sale pursuant to Section 2(c)(i), the Transferring Shareholder and any holder that elects to participate in such sale will be entitled to include in such sale that number of Eligible Securities equal to the product of (x) the quotient determined by dividing the percentage of Eligible Securities held by such Shareholder by the aggregate percentage of Eligible Securities held by all participating Shareholders (including the Transferring Shareholder) times (y) the number of Offered Securities to be sold in such sale; provided that if any holder of Eligible Securities elects to include part, but not all, of such holder’s pro rata share, then the number of Eligible Securities that any electing holder is eligible to include, but does not elect to include, in such sale may be sold in such sale by the Transferring Shareholder.

For example, if the Offer Notice contemplated a sale of 1,000 shares of Preferred Stock by the Transferring Shareholder, and if the Transferring Shareholder at such time owns 55% of all Eligible Securities and if one other holder elects to participate and such holder owns 20% of all Eligible Securities, the Transferring Shareholder would be entitled to sell 733 Eligible Securities (55% divided by 75% (i.e., .55 ÷ .75) x 1,000 securities) and the other holder would be entitled to sell 267 Eligible Securities (20% divided by 75% (i.e., .20 ÷ .75) x 1,000 securities).

If a Shareholder holds both Preferred Securities and Common Securities and elects to participate in a Common-Eligible Transfer, then the ratio of the number of Common Securities included in such sale by such holder to the number of Preferred Securities included in such sale by such holder may not exceed the ratio of the total number of Common Securities held by such holder to the total number of Preferred Securities on an as converted basis held by such holder. For example, if such holder holds 500 Preferred Securities and 250 Common Securities, then no more than one-third (1/3) of the Eligible Securities to be included in such sale by such holder may be Common Securities.

(iii) Each Transferring Shareholder shall use best efforts to obtain the agreement of the prospective Transferee(s) to the participation of the electing Shareholders in any contemplated sale and to the inclusion (if requested by any such holder) of any Restricted Securities held by such holder in the contemplated sale, and no Transferring Shareholder shall Transfer any of its Restricted Securities to any prospective Transferee(s) unless (A) such prospective Transferee(s) agree to allow the participation of all electing Shareholders and to the inclusion of the Restricted Securities held by such holders, or (B) the Transferring Shareholder purchases from each electing Shareholder the same number and type of securities (at the same price and on the same terms) that such participating Shareholder would have been entitled to sell had the prospective Transferee(s) so agreed.

(iv) Each Shareholder Transferring securities pursuant to this Section 2(c) shall pay its pro rata share (based on the aggregate amount of the purchase price received in respect of the Restricted Securities to be Transferred by such Shareholder) of the expenses incurred by all of the Shareholders in connection with such Transfer and shall be obligated to participate severally on a pro rata basis (based on the aggregate amount of the purchase price received in respect of the Restricted Securities to be Transferred by such Shareholder) in any indemnification or other obligations that the Transferring Shareholder agrees to provide in connection with such Transfer (other than any such obligations that relate solely to a particular Shareholder, such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Restricted Securities, in respect of which only such Shareholder shall be liable); provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Transferee(s) with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer.

(d) Permitted Transfers. For purposes of this Agreement, a “Permitted Transfer” shall mean any Transfer of Restricted Securities (i) to an Affiliate of the Transferor, (ii) to any Person acquiring all or substantially all of the Transferor’s portfolio investments, (iii) in the case of any Shareholder that is a partnership or a limited liability company, to such Person’s partners or members or Affiliates of such partners or members, (iv) in the case of any Shareholder who is an individual, to such Shareholder’s Family Group, (v) to any Person whose association with the Company Parties would, in the good faith judgment of the holders of a majority of the Preferred Securities then outstanding, be beneficial to the Company Parties by virtue of such Person’s experience, expertise, or knowledge in the telecommunications services industry or related industries or (vi) to another Shareholder, but only of the Common Stock issued in the Merger and to the extent that such Common Stock does not exceed, in the aggregate during the term of this Agreement, 1% of the total Restricted Securities held by all Shareholders on the date thereof; provided that in each case the restrictions, conditions, and obligations contained in this Agreement and the Stock Purchase Agreement shall continue to be applicable to such Restricted Securities after any such Permitted Transfer, and the Transferee(s) of such Restricted Securities shall have agreed in writing to be bound by the provisions of such agreements; and provided further that the Restricted Securities Transferred pursuant to clause (v) hereof shall not exceed, in the aggregate, 10% of the total Restricted Securities held by all Shareholders on the date hereof; and provided further that each Shareholder shall have the right to participate (subject to the proviso set forth below) in any Transfer pursuant to clause (v) hereof pro rata, based on the number of Preferred Securities held by each such Preferred Shareholder on the date of such Transfer. For purposes of this Agreement, “Family Group” means a Shareholder’s spouse, descendants (whether natural or adopted), parents, spouse’s parents, siblings, nieces and nephews, any spouse of the foregoing (collectively, the “Family”), any trust which at the time of such Transfer and at all times thereafter is and remains solely for the benefit of such Shareholder and/or such Shareholder’s Family and any family partnership the partners of which consist solely of such Shareholder, such Shareholder’s Family or such trusts.

(e) Termination of Restrictions. The restrictions on the Transfer of Restricted Securities set forth in this Section 2 shall continue with respect to each such security (and shall survive any Transfer thereof) until the earliest to occur of (A) the completion of a Sale of the Company, or (B) the consummation of a Public Offering.

3. Sale of the Company.

(a) Obligation of Shareholders. If the holders of a majority of the Preferred Securities then outstanding approve a Sale of the Company (an “Approved Sale”), each holder of

Restricted Securities shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured (i) as a merger or consolidation, each holder of Restricted Securities (as applicable) shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) as a sale of securities, each holder of Restricted Securities (as applicable) shall agree to sell all of its shares of the Company’s capital stock on the terms and conditions approved by the holders of a majority of the Preferred Securities. Each holder of Restricted Securities shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the holders of a majority of Preferred Securities then outstanding.

(b) Conditions to Obligation. The obligations of the Shareholders with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of a class of securities shall receive the same form of consideration and the same amount of consideration for each security of such class to be sold in such Approved Sale, (ii) if any holders of Restricted Securities are given an option as to the form and amount of consideration to be received, each holder of Restricted Securities shall be given the same option, (iii) no holder of Restricted Securities shall be subject to any obligation or liabilities which adversely affect such holder relative to its effect on other holders of the same class or type of Restricted Securities without such holder’s consent and (iv) if the Approved Sale consists of a transaction which would be a Liquidation Event (as defined in the Certificate of Incorporation), each holder of Restricted Securities shall receive the amounts and form of consideration required under the Certificate of Incorporation.

(c) Public Offering. In the event that holders of a majority of the Preferred Securities approve an initial Public Offering, the holders of the Restricted Securities shall take all reasonable actions in connection with the consummation of such Public Offering as requested by the Company.

(d) Termination. The provisions of this Section 3 shall terminate upon the earlier to occur of (i) the consummation of a Public Offering and (ii) the completion of a Sale of the Company.

4. Put Provisions.

(a) Put Right.

(i) At any time and from time to time on or after November 1, 2007 (so long as it is not prohibited by, or would not otherwise result in a default under, the Amended Credit Agreement (as such term is defined in Section 2.12 of the Stock Purchase Agreement)) but not after the consummation of a Public Offering or a Sale of the Company, upon the affirmative vote or written consent of the holders of a majority of the Preferred Securities then outstanding, the Company shall be required to repurchase all (but not less than all) of the outstanding Preferred Securities at the Repurchase Price (as defined below). Within 5 days following the affirmative vote or written consent referenced above, the holders of a majority of the Preferred Stock then outstanding shall give written notice to the Company of the exercise of this right (an “Exercise Notice”) and promptly after receipt of the Exercise Notice, the Company shall send written notice thereof to all other Shareholders holding Preferred Stock.

(ii) Within thirty (30) days after receipt of any Exercise Notice, the Company shall give written notice (the “Repurchase Notice”) to the holders of Preferred Securities, setting forth a reasonable approximation of the Fair Market Value of the Company at the time of such Repurchase Notice. Each holder of Preferred Securities shall be required to join in such repurchase on the same terms and conditions as set forth in the Exercise Notice.

(iii) Promptly (but in any event within five (5) business days after the end of this 30-day period), the Company and the holders of a majority of the Preferred Securities to be repurchased shall determine the Repurchase Price as provided in Section 4(c) below, and (subject to the provisions hereof) within ten (10) days after the determination of the Repurchase Price, the Company shall purchase and the holders of Preferred Securities shall sell all outstanding Preferred Securities at a mutually agreeable time and place; provided that the Company may, at its option, require that such purchase and sale of Preferred Securities occur effective as of the first day of the next succeeding month.

(iv) Subject to applicable law, in the event the Company does not have adequate funds available to fully repurchase all of the Preferred Securities pursuant to this Section 4 at the time scheduled for the closing of such purchase, the Company shall repurchase from each holder of Preferred Securities to be repurchased, their pro rata share of all Preferred Securities to be repurchased. The Company shall then use its best efforts (but subject to the fiduciary duties of the Board and applicable law) to obtain adequate funds to satisfy the remainder of its repurchase obligation under this Section 4.

(b) Duties of the Company. Subject to applicable law and the fiduciary duties of the Board, the Company shall use its best efforts (including (i) the Company assuming or refinancing debt, obtaining waivers or consents from its lenders, and (ii) causing a Public Offering, recapitalization, or Sale of the Company to occur) in order to satisfy its repurchase obligations under this Section 4.

(c) Repurchase Price.

(i) The repurchase price for each Preferred Security repurchased by the Company under this Section 4 (the “Repurchase Price”) shall be equal to the greater of the Original Cost of such security or the amount such Preferred Security would be entitled to receive under the Certificate of Incorporation in the event the then Fair Market Value of the Company at the time of repurchase was distributed in a Liquidation Event.

(ii) The “Original Cost” of any Preferred Securities to be repurchased pursuant to this Section 4 shall be equal to the Liquidation Value (as defined in the Certificate of Incorporation) of such Preferred Securities.

(iii) The “Fair Market Value” of the Company shall be determined as follows:

(A) The Company and the holders of a majority of the Preferred Securities shall attempt in good faith to agree on the Fair Market Value of the Company. Any agreement reached by such Persons shall be final and binding on the Company and all holders of Preferred Securities.

(B) If such Persons are unable to reach agreement pursuant to Section 4(c)(iii)(A) within twenty (20) days:

1) Each of the Company, on the one hand, and the holders of a majority of the Preferred Securities, on the other hand, shall, within fifteen (15) days thereafter, choose one investment banker or other appraiser experienced in analyzing and making determinations concerning matters relating to the telecommunications industry and in valuing entities like the Company, and the two investment bankers/appraisers so selected shall together select a third investment/banker appraiser similarly qualified.

2) The three investment bankers/appraisers so selected shall each appraise the fair market value of the Company (based on the assumption of an orderly, arm’s length sale to a willing unaffiliated buyer). Each of the three investment bankers/appraisers shall, within thirty days of its retention, provide the written results of such appraisals to the Company to each holder of Preferred Securities.

3) For purposes of this Section 4(c), the “Fair Market Value” of the Company shall be the amount agreed upon, as described in Section 4(iii)(A) or, if no such agreement was reached, the average of the two appraisals thereof closest in amount to each other (or the appraisal which is neither the greatest nor the least in amount, if no two appraisals are closest in amount), and such determination shall be final and binding on the Company and all holders of Preferred Securities.

4) The costs of the appraisal shall be borne by the Company.

5. Covenants of the Company.

(a) Financial Statements and Other Information. The Company shall deliver to each holder of at least 3% of the outstanding Preferred Stock (each such holder, a “Qualified Holder”), all of the information described in this Section 5(a) (provided that any holder who holds at least 500,000 shares of Preferred Stock shall at all times be entitled to receive the items listed in subsections (i), (ii) and (iii) below):

(i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year: (A) unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied (subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals), and shall be certified by the Company’s chief financial officer, and (B) a status report prepared by the Company’s chief financial officer, indicating whether the Company has met its budgeted financial goals (including those specified in any business plan approved by the Board of Directors (an “Approved Business Plan”) and those delivered pursuant to subsection 5(a)(iv) below), discussing the reasons for any variation from such goals, and describing what actions the Company and its Subsidiaries have taken and propose to take in order to meet budgeted financial targets in the future;

(ii) within 45 days after the end of each quarterly accounting period in each fiscal year, consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, together with an Officer’s Certificate stating that the Company is not in default under this Agreement, the Stock Purchase Agreement or the Registration Rights Agreement, and that neither the Company nor any of its Subsidiaries is in material default under any of its other material agreements or, if such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(iii) within 90 days after the end of each fiscal year, consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (A) with respect to the consolidated portions of such statements, an opinion containing no material exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing acceptable to the Board, and (B) a copy of such firm’s annual management letter to the Board;

(iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s and its Subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v) at the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets and budgeted capital expenditures), which annual budget shall have been approved by the Board (as approved, an “Approved Budget”), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets (it being understood that any revisions of any Approved Budget must be approved by the Board);

(vi) promptly (but in any event within five (5) business days) after the discovery or receipt of notice of any material default by the Company under any material agreement to which the Company or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any of its Subsidiaries (including the filing of any material litigation against the Company or any of its Subsidiaries or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(vii) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or (to its knowledge) any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses; and

(viii) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Qualified Holder may reasonably request.

Each of the financial statements referred to in Sections 5(a)(i), (ii) and (iii) shall fairly present the financial condition and operations of the Company and its Subsidiaries as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, value, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

Notwithstanding the foregoing, the provisions of this Section 5(a) shall cease to be effective so long as the Company (a) is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements and (b) promptly provides to each Qualified Holder all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities Exchange Act.

Except as otherwise required by law or judicial order or decree or requested by any governmental agency or authority, or as specified in the immediately following proviso, each Person entitled to receive information regarding the Company and its Subsidiaries under Sections 5(a) or (b) shall not disclose any such information to any third party (other than such Person’s advisors or representatives); provided that such a Person may disclose such information (i) in connection with the actual or proposed sale or transfer of any Investor Equity, Preferred Stock, or Underlying Common Stock if the Person to whom the information is so disclosed agrees in writing to be bound by the provisions hereof, (ii) if such Person is a partnership, limited liability company or corporation, to such Person’s partners, members and shareholders, as the case may be, in the ordinary course of its business, but upon notice to such other Persons of the confidential nature thereof, (iii) as required by applicable law or by subpoena or other legal process, (iv) if such information is available to the public other than by reason of such Person’s breach of this provision or (v) to a nationally recognized statistical rating organization in the ordinary course of business provided that such rating organization is advised of the confidential nature of such information.

For purposes of this Agreement, the Stock Purchase Agreement and the Registration Rights Agreement, all holdings of Investor Equity, Preferred Stock and Underlying Common Stock by Persons who are Affiliates shall be aggregated for purposes of meeting any threshold tests under this Agreement, the Stock Purchase Agreement or the Registration Rights Agreement.

(b) Inspection of Property. To the extent not otherwise prohibited by law or regulation, the Company shall permit any representatives designated by any Qualified Holder upon reasonable notice and during normal business hours and at such other times as any such Qualified Holder may reasonably request to (A) visit and inspect any of the properties of the Company and its Subsidiaries, (B) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (C) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement (or photocopy thereof) by any Qualified Holder or representative thereof to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons notwithstanding the fact that such Qualified Holder is not a party hereto.

(c) Restrictions. Prior to the consummation of a Public Offering, the Company shall not so long as at least twenty percent (20%) of the shares of Preferred Stock outstanding immediately after consummation of the transactions contemplated by the Stock Purchase Agreement (as proportionally adjusted for stock splits, stock dividends, and similar events after the date hereof) are then outstanding, without the prior written consent of the holders of a majority of Preferred Stock then outstanding, voting together as a single class:

(i) make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly-Owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (A) reasonable advances to employees or customers in the ordinary course of business, (B) acquisitions permitted under subsection (viii) below, and (C) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc. or (4) loans of up to $100,000 to any executive (or prospective executive) of the Company or any of its Subsidiaries under any purchase agreement for capital stock of the Company;

(ii) merge or consolidate with any Person or, except as permitted under subsection (iv) below, permit any of its Subsidiaries to merge or consolidate with any Person (other than a merger between Wholly-Owned Subsidiaries);

(iii) sell, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, lease or otherwise dispose of, more than 15% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions, or sell or permanently dispose of any of its or any Subsidiary’s material Intellectual Property Rights;

(iv) acquire, or permit any of its Subsidiaries to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture (in each case, other than as may be expressly permitted by Section 5(c)(ii) or expressly specified in any Approved Business Plan or Approved Budget);

(v) enter into, or permit any of its Subsidiaries to enter into, the ownership, active management or operation of any business other than the provision of telecommunications services or such other business activities as may be identified in any Approved Business Plan;

(vi) become subject to, or permit any of its Subsidiaries to become subject to (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (A) the right of any of its Subsidiaries to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (B) the Company’s and any Subsidiary’s performance of its respective obligations under the provisions of this Agreement, the Stock Purchase Agreement, the Registration Rights Agreement, the Company’s or any Subsidiary’s Certificate of Incorporation, the Bylaws or similar organizational documents (including provisions relating to the declaration and payment of dividends on, and the conversion of, any Preferred Stock);

(vii) except as expressly contemplated by this Agreement, make any amendment to the Bylaws or the Certificate of Incorporation, or file any resolution of the Board with the Secretary of State of the State of Delaware;

(viii) enter into, amend, modify or supplement, or permit any of its Subsidiaries to enter into, amend, modify or supplement, any agreement, transaction, benefit plan, commitment or arrangement with any of its or any of its Subsidiaries’ executive officers, directors or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary and reasonable employment arrangements and except as otherwise expressly contemplated by this Agreement;

(ix) establish or acquire any Subsidiaries other than Wholly-Owned Subsidiaries organized within the United States and its territorial possessions;

(x) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Indebtedness on a consolidated basis in an aggregate outstanding principal amount in excess of $500,000 at any time (other than Indebtedness expressly specified in any Approved Business Plan or Approved Budget);

(xi) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Liens other than Permitted Liens (other than Liens expressly specified in any Approved Business Plan or Approved Budget);

(xii) make any capital expenditures or permit any of its Subsidiaries to make any capital expenditures (including payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding $100,000 in the aggregate on a consolidated basis during any 12-month period (other than capital expenditures expressly specified in any Approved Business Plan or Approved Budget);

(xiii) enter into, or permit any of its Subsidiaries to enter into, any leases or other rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) under which the amount of the aggregate lease payments for all such agreements exceeds $100,000 on a consolidated basis for any 12-month period, provided that the Company and its Subsidiaries shall be allowed to enter into any leasing arrangements that are expressly specified in any Approved Business Plan or Approved Budget;

(xiv) change its fiscal year or permit any of its Subsidiaries to change its fiscal year;

(xv) [intentionally omitted];

(xvi) adopt any stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries’ employees other than pursuant to one or more option plans or other option arrangements, the terms of which shall be approved by a majority of the Board under which employees of the Company and its Subsidiaries and others may be granted options to acquire shares of the Company’s Common Stock, which number shall be equitably adjusted for subsequent splits, dividends, distributions, combinations and recapitalizations in order to prevent the dilution or enlargement of rights (the “Option Shares,” and any such plan and any other option arrangement so approved within the Option Shares limit, the “Permitted Stock Option Plan”).

(xvii) create, issue or sell any shares of the capital stock or other equity securities (including any warrants, options, and other rights to acquire such capital stock or other equity securities) of any of its Subsidiaries to any Person other than the Company or a Wholly-Owned Subsidiary;

(xviii) terminate the employment of, hire, or enter into, amend or modify any employment agreement or arrangement with, any executive employee of the Company or any of its Subsidiaries who would serve as, or would report directly to, the Company’s chief executive officer;

(xix) grant, or permit any of its Subsidiaries to grant, any registration rights (including any demand or piggyback registration rights) with respect to any of its capital stock, other than pursuant to the Registration Rights Agreement as in effect on the date hereof;

(xx) use the proceeds from the sale of the Preferred Stock hereunder other than for working capital and budgeted general corporate purposes reflected in any Approved Business Plan or Approved Budget, or for such other purposes as are contemplated by any Approved Business Plan or Approved Budget;

(xxi) select, retain, or amend, terminate, or modify any retention arrangement with any underwriter, manager, or financial advisor to advise the Company and its Subsidiaries with respect to any proposed Sale of the Company or to underwrite, or advise the Company with respect to, a Public Offering or any acquisitions;

(xxii) change any of the accounting principles or practices utilized by the Company or its Subsidiaries except for such changes as would not have a material impact on the Company’s or its Subsidiaries’ financial statements, or select, retain, or amend, terminate, or modify any retention arrangement with any accounting firm engaged to audit the Company’s or its Subsidiaries’ financial statements; or

(xxiii) agree or commit to any of the foregoing.

(d) Affirmative Covenants. Unless holders of a majority of the Preferred Stock, voting together as a single class, have specifically waived performance by the Company (and only to the extent of such waiver), for so long as any Preferred Stock remains outstanding, the Company shall, and shall cause each of its Subsidiaries to:

(i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence;

(ii) at all times take all actions and cause to be done all things necessary to obtain, maintain, preserve, and renew all material licenses, authorizations, orders, permits, and other governmental approvals necessary to the conduct of its businesses as presently proposed to be conducted and as hereafter conducted;

(iii) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

(iv) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

(v) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

(vi) comply in all material respects with all applicable laws, rules and regulations of the Federal Communications Commission and all other governmental authorities to which any of the Company and its Subsidiaries are subject;

(vii) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for well-insured corporations of similar size engaged in similar lines of business; and

(viii) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

(e) Compliance with Agreements. The Company shall perform and observe all of its obligations, to each holder of Restricted Securities, set forth in the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement, and the Stock Purchase Agreement.

(f) Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission; provided that this Section shall not obligate the Company to file any such registration statement. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

(g) Intellectual Property Rights. The Company shall, and shall cause each of its Subsidiaries to, possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, or other right to use, all such Intellectual Property Rights.

(h) Public Disclosures. The Company shall not, nor shall it permit any of its Subsidiaries to, disclose the name or identity of any holder of Investor Equity as an investor in the Company or any of its Subsidiaries in any press release or other public announcement or in any document or material filed with any governmental entity without the prior written consent of such Person, unless in the reasonable judgment of the Company such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Person describing in reasonable detail the proposed content of such disclosure and shall permit such Person a minimum of three (3) business days to review and comment upon the form and substance of such disclosure.

(i) Market Standoff. The Company shall require all future purchasers of any shares of the capital stock or other equity securities (including any warrants, options, and other rights to acquire such capital stock or other equity securities) of the Company or its Subsidiaries to agree to a market standoff provision substantially equivalent to the provisions of Section 3.1 of the Registration Rights Agreement.

(j) Affiliate Transaction. Notwithstanding any provision of this Agreement to the contrary, any transaction in which the Company or any of its Subsidiaries would acquire any interest in, or have any interest in it acquired by, or enter into any joint venture with, any entity in which any holder of Major Investor Equity has a beneficial ownership of five (5%) percent or greater (including by way of merger, business combination, sale of stock, sale of assets, or otherwise) shall require the approval of a majority of the Board and holders of a majority of the outstanding Preferred Stock.

6. Transfer of Restricted Securities.

(a) General Provisions. Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available, and (iii) subject to the various conditions and prohibitions set forth in this Agreement (including Section 6(b) below) and in the other agreements contemplated hereby (including the Stock Purchase Agreement), any other legally available means of transfer.

(b) Opinion Delivery. In connection with the transfer of any Restricted Securities (other than (y) a transfer described in Section 6(a)(i) or (ii) above or (z) if the transfer is by a holder that is a partnership or a limited liability company, the transfer is to such Person’s partners or members in accordance with their interests in such entity and the holder has given a certificate to the Company verifying the nature of such transfer), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of legal counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of legal counsel (reasonably satisfactory to the Company) that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7.3 of the Stock Purchase Agreement. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained Section 6 of this Agreement and in Section 7.3 of the Stock Purchase Agreement.

(c) Rule 144A. Upon the request of any holder of Restricted Securities, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

(d) Legend. Each certificate (if any) evidencing Restricted Securities and each certificate issued in exchange for or upon the Transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The securities represented by this certificate are subject to a Second Amended and Restated Shareholders Agreement dated as of December     , 2004, among the issuer of such securities (the “Issuer”) and the Issuer’s Shareholders, as amended and modified from time to time. A copy of such Shareholders Agreement shall be furnished without charge by the Issuer to the holder hereof upon written request.”

The Company shall imprint such legend on certificates (if any) evidencing Restricted Securities outstanding as of the date hereof. The legend set forth above shall be removed from the certificates (if any) evidencing any securities which cease to be Restricted Securities in accordance with the definition of such term herein.

(e) Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 7.3 of the Stock Purchase Agreement from the certificates for such Restricted Securities.

7. Board of Directors.

(a) Board Composition and Vacancies. Until the provisions of this Section 7 cease to be effective, each holder of Underlying Common Stock shall vote or cause to be voted all shares of Underlying Common Stock owned by such holder or over which such holder has voting control and shall take all other necessary or desirable actions within such holder’s control including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special Board and stockholder meetings) so that:

(i) The authorized number of directors on the Board shall initially be established at eight directors and may thereafter be increased pursuant to the procedures set forth in the Amended and Restated Bylaws of the Company.

(ii) The following individuals shall be elected to the Board:

(A) the chief executive officer of the Company (the “CEO Director”);

(B) two representatives (who shall initially be Douglas C. Grissom and James N. Perry. Jr.) nominated by the holders of a majority of the MDCP Equity held by MDCP and its Affiliates so long as MDCP and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the MDCP Two Director Equity Ownership Percentage, and thereafter one representative nominated by the holders of a majority of the MDCP Equity held by MDCP and its Affiliates so long as MDCP and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the MDCP One Director Equity Ownership Percentage (such representatives, the “MDCP Directors”);

(C) one representative (who shall initially be Anthony M. Abate) nominated by the holders of a majority of the BV Equity held by BV and its Affiliates so long as BV and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the BV Director Equity Ownership Percentage (such representatives, the “BV Director”);

(D) one representative nominated by the holders of a majority of the VPVP Equity held by VPVP and its Affiliates so long as VPVP and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the VPVP Director Equity Ownership Percentage (such representative, the “VPVP Director”);

(E) one representative (who shall initially be John Chapple), who shall not be a former employee of the Company or its Subsidiaries, nominated by the CEO (individually, a “Management Director”);

(F) one representative (who shall initially be D. Scott Luttrell), who will be elected within a reasonable amount of time (the “Outside Director”), nominated by the holders of a majority of each of (i) the MDCP Equity held by MDCP and its Affiliates so long as MDCP and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the MDCP One Director Equity Ownership Percentage, (ii) the BV Equity held by BV and its Affiliates so long as BV and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the BV Director Equity Ownership Percentage and (iii) the VPVP Equity held by VPVP and its Affiliates so long as VPVP and its Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the VPVP Director Equity Ownership Percentage;

(G) one representative (who shall initially be Robert Rothman) nominated by the holders of a majority of the Series C Equity held by the Series C Investors and their Affiliates so long as the Series C Investors and their Affiliates hold Common Securities, Preferred Securities and other voting securities of the Company representing at least the Series C Director Equity Ownership Percentage (such representative, the “Series C Director”).

(iii) Any Director (other than the CEO Director) will be removed from the Board, with or without cause, at the written request of the holder or holders entitled to designate such person to be a Director and under no other circumstances (but subject to Section 7.2(b) of the Stock Purchase Agreement); provided that the holders of a majority of the Major Investor Equity, voting together as a single class, may remove the Outside Director and provided further that if any Management Director who is an employee of the Company or its Subsidiaries or the CEO Director ceases to be an employee of the Company and its Subsidiaries, such Director shall be removed as a member of the Board, and the board of directors of each of its Subsidiaries and all committees thereof promptly after his or her employment ceases.

(iv) In the event that any CEO Director ceases to serve as the Company’s chief executive officer during his term of office he shall immediately be deemed to have resigned from the Board and the resulting vacancy on the Board shall be filled by the person hired as the successor chief executive officer of the Company. In the event any Director (other than the CEO Director) ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative nominated by the holder or holders entitled to designate the such Director; provided that in the case of a vacant Management Director position (other than the CEO Director position), if the vacancy is to be filled by a representative that is not an employee of the Company or any of its Subsidiaries, the holders of a majority of the Major Investor Equity and the Series C Equity, voting together as a class, must approve the selection of such representative before such individual may fill such vacancy (and annually thereafter).

(v) If any party or parties eligible to nominate a director pursuant to the terms of this Section 7 fails to so designate, the individual previously holding such position shall be elected to such position, or if such individual has been removed as a Director or fails or declines to serve, the vacancy shall continue to be a vacancy until such vacancy is filled as the party which failed to nominate such Director so directs.

(vi) If any of MDCP, BV, VPVP or the Series C Investors become ineligible, by virtue of the terms of subsections 7(a)(ii)(B), (C), (D) and G respectively, or subsection 7(a)(vii) below to designate a Director to fill a Board position pursuant to such subsection or to retain a representative in a Board position, all rights and entitlements hereunder to designate representatives to serve in such position shall thereafter be exercised by the holders of a majority of the Preferred Stock outstanding.

(vii) [Intentionally omitted]

(viii) Committees of the Board and the boards of directors and committees thereof of its Wholly-Owned Subsidiaries shall, at the election of the holders of a majority of the MDCP Equity, include at least one (1) MDCP Director for so long as the holders of a majority of MDCP Equity are entitled to designate two (2) directors to the Board as set forth above.

(b) Director Expenses; Indemnity Insurance; Exculpation. The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any board of any of its Subsidiaries and any committee thereof, and, if the Board so requests, reasonable compensation (in an amount approved by the Board) to the Outside Director for services performed by such Person to the Company and its Subsidiaries in his or her capacity as Outside Director. So long as any director designated under this Agreement serves on the Board and for six (6) years thereafter, the Company shall maintain directors and officers indemnity insurance coverage satisfactory to the Board at the time such insurance is first obtained and not thereafter reduced in amount or coverage except as approved by the Board, and the Company’s certificate of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

(c) Termination. The rights and requirements under Section 7(a) shall terminate upon the earlier to occur of (i) the closing of a Sale of the Company and (ii) the consummation of a Public Offering.

8. Execution of this Agreement by Transferees. Prior to transferring any Restricted Securities to any Person (other than pursuant to a Public Sale or a Sale of the Company or other than to a Company Party), the Transferring Shareholder shall cause the prospective Transferee(s) to be bound (to the extent not already bound) by this Agreement in the same manner as the Transferring Shareholder and to execute and deliver to the Company a counterpart of this Agreement.

9. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“BV” means, collectively, Battery Ventures V, L.P., Battery Ventures Convergence Fund, L.P. and Battery Investment Partners V, LLC.

“BV Director Equity Ownership Percentage” means, as of any date, an amount expressed as a percentage of the outstanding voting stock of the Company equal to the product of (i) .50 and (ii) the total number of shares of Preferred Stock purchased by BV pursuant to the Series B Stage 1 Closing under the Series B Stock Purchase Agreement (including those shares issued pursuant to the Rights Offering set forth in Section 1.3.1 thereof) (on an as converted basis) divided by the aggregate number of shares of Common Stock (on an as converted basis) outstanding immediately after the Series B Stage 1 Closing.

“BV Equity” means, on a fully converted basis, (i) the equity securities purchased by BV in the Series B Stage 1 Drawdown (as such term is defined in the Series B Stock Purchase Agreement) (and any Underlying Common Stock issued upon conversion thereof) and the Common Stock received by BV in the Merger and (ii) any securities issued directly or indirectly in respect of the foregoing securities by way of a split, dividend, distribution or other division of securities, or in connection with a combination or exchange of securities, recapitalization, merger, consolidation, or other reorganization.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as in effect on the date hereof.

“Cisco Common Stock” means Common Stock issued by the Company in exchange for that certain Warrant previously issued by the Company in favor of Cisco Capital Systems Capital Corporation.

“Common Securities” means Common Stock and any securities issued directly or indirectly with respect to Common Stock by way of a split, dividend, distribution or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization, or upon conversion, exchange or exercise of any of the foregoing securities. For the avoidance of doubt, the term “Common Securities” shall not include any Common Stock or other securities described in the definition of “Preferred Securities”. As to any particular securities constituting Common Securities, such securities shall cease to be Common Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by any of the Company Parties or otherwise acquired by any of the Company Parties.

“Common Stock” means the Company’s Common Stock, par value $.01 per share.

“Company Parties” means the Company and its Subsidiaries.

“Exempt Transfer” means (i) a Permitted Transfer or (ii) a Transfer pursuant to a Sale of the Company.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Investors” means the investors set forth on Exhibit A to the Stock Purchase Agreement.

“Investor Equity” means, on a fully converted basis, Preferred Stock purchased pursuant to the Stock Purchase Agreement and/or the Series B Stock Purchase Agreement by the Investors, Underlying Common Stock issued upon conversion thereof, and Common Stock received by the Investors in the Merger (as this term is defined in the Series B Stock Purchase Agreement).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any

Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Major Investors” means BV, MDCP and VPVP.

“Major Investor Equity” means BV Equity, MDCP Equity and VPVP Equity.

“MDCP” means MDCP-Cbeyond Investors, LLC.

“MDCP Equity” means, on a fully converted basis, (i) the equity securities purchased by MDCP in the Series B Stage 1 Drawdown (as such term is defined in the Series B Stock Purchase Agreement) (and any Underlying Common Stock issued upon conversion thereof) and the Common Stock received by MDCP in the Merger and (ii) any securities issued directly or indirectly in respect of the foregoing securities by way of a split, dividend, distribution or other division of securities, or in connection with a combination or exchange of securities, recapitalization, merger, consolidation, or other reorganization.

“MDCP One Director Equity Ownership Percentage” means, as of any date, an amount expressed as a percentage of the outstanding voting stock of the Company equal to the product of (i) .20 and (ii) the total number of shares of Preferred Stock purchased by MDCP pursuant to the Series B Stage 1 Closing under the Series B Stock Purchase Agreement (including those shares issued pursuant to the Rights Offering set forth in Section 1.3.1 thereof) (on an as converted basis) divided by the aggregate number of shares of Common Stock (on an as converted basis) outstanding immediately after the Series B Stage 1 Closing.

“MDCP Two Director Equity Ownership Percentage” means, as of any date, an amount expressed as a percentage of the outstanding voting stock of the Company equal to the product of (i) .50 and (ii) the total number of shares of Preferred Stock purchased by MDCP pursuant to the Series B Stage 1 Closing under the Series B Stock Purchase Agreement (including those shares issued pursuant to the Rights Offering set forth in Section 1.3.1 thereof) (on an as converted basis) divided by the aggregate number of shares of Common Stock (on an as converted basis) outstanding immediately after the Series B Stage 1 Closing.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer, stating that, to such officer’s knowledge, (i) the officer signing such certificate has made or has caused to be made such investigations as he believes are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Securities” means Preferred Stock and any securities (including Common Stock) issued directly or indirectly in respect of the foregoing securities by way of a split, dividend, distribution or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization, or upon conversion, exchange or exercise of any of the foregoing securities. For the avoidance of doubt, the term “Preferred Securities” shall not include any “Common Securities”. As to any particular securities constituting Preferred Securities, such securities shall cease to be Preferred Securities when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (y) distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (z) repurchased by any of the Company Parties or otherwise acquired by any of the Company Parties.

“Preferred Stock” means the Company’s Series B Participating Preferred Stock, par value $.01 per share and the Company’s Series C Participating Preferred Stock, par value $.01 per share.

“Public Offering” means any firm commitment, underwritten sale of Common Stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or any successor form adopted by the Securities and Exchange Commission) with net proceeds to the Company of not less than $50 million and a price per share of not less than $2.00 (proportionately adjusted to reflect the occurrence of stock dividends, combinations, subdivisions or similar reclassifications affecting the Common Stock); provided that the following shall not be considered a public offering: (i) any issuance of common stock as consideration for a merger or acquisition, (ii) any issuance of common stock to employees, directors or consultants of the Company or any of its Subsidiaries as part of an incentive or compensation plan, (iii) any issuance of common stock (or options or warrants to purchase Common Stock) as part of a unit with debt or preferred stock or any similar structure in which the common stock is being offered primarily as a means of enhancing the Company’s ability to sell the debt or preferred stock and (iv) the issuance of common stock upon conversion of any preferred stock.

“Public Sale” means any sale of Restricted Securities to the public pursuant to an offering registered under the Securities Act or pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Registration Rights Agreement” means the Third Amended and Restated Registration Rights Agreement dated of even date herewith by and among the Company and certain other parties thereto, as amended and modified from time to time in accordance with its terms.

“Restricted Securities” means (i) the Series B Preferred Stock issued pursuant to the Series B Stock Purchase Agreement and the Common Stock issued pursuant to the Merger and the Series C Preferred Stock issued pursuant to the Stock Purchase Agreement, (ii) the Common Stock issued upon conversion of the Preferred Stock, (iii) any securities issued in respect of the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iv) any other Common Securities or Preferred Securities issued to or acquired by a Shareholder. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) on and after such time as the Company’s capital stock has become subject to the Securities Exchange Act, become eligible for sale without volume or manner of sale limitations pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 6 have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities not bearing the legend set forth in Section 6.

“Sale of the Company” means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (other than a collateral assignment by the Company and its Subsidiaries of such assets to any lender as security for the Company’s and its Subsidiaries obligations to such lender), or (ii) a transaction or series of transactions (including by way of merger, consolidation, sale of securities, recapitalization or otherwise) the result of which is that (A) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company or (B) the beneficial owners of the Company’s outstanding voting stock immediately prior to the transaction cease to own directly or indirectly at least 50% of the voting power of the outstanding voting stock of the Company other than as a result of a sale of stock which is a Public Offering.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

“Series B Stock Purchase Agreement” means the Stock Purchase Agreement by and among the Company and other parties listed therein, dated as of November 1, 2002, as amended and modified from time to time in accordance with its terms.

“Series C Director Equity Ownership Percentage” means, as of any date, an amount expressed as a percentage of the outstanding voting stock of the Company equal to the product of (i) .50 and (ii) the total number of shares of Preferred Stock purchased by the Series C Investors pursuant to the Stock Purchase Agreement (on an as converted basis) divided by the aggregate number of shares of Common Stock (on an as converted basis) outstanding immediately after the closing of the transactions contemplated by the Stock Purchase Agreement.

“Series C Equity” means, on a fully converted basis, (i) the equity securities purchased by the Series C Investors pursuant to the Stock Purchase Agreement (and any Underlying Common Stock issued upon conversion thereof) and (ii) any securities issued directly or indirectly in respect of the foregoing securities by way of a split, dividend, distribution or other division of securities, or in connection with a combination or exchange of securities, recapitalization, merger, consolidation, or other reorganization.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated of even date herewith by and among the Company and the Investors signatory thereto, as amended and modified from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control, directly or indirectly, any managing director, a majority of the board or managers or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof. The terms “Transferee,” “Transferred” and other forms of the word “Transfer” shall have correlative meanings.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of any Preferred Stock and (ii) any Common Stock issued or issuable in respect of the securities referred to in clause (i) above, including by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any of its Subsidiaries. Holders of shares of Preferred Stock shall be considered for all purposes under this Agreement as holders of the shares of Underlying Commons Stock into which such Preferred Stock is convertible.

“VPVP” means, collectively, VantagePoint Venture Partners III (Q), L.P. and VantagePoint Venture Partners III, L.P.

“VPVP Director Equity Ownership Percentage” means, as of any date, an amount expressed as a percentage of the outstanding voting stock of the Company equal to the product of (i) .50 and (ii) the total number of shares of Preferred Stock purchased by VPVP pursuant to the Series B Stage 1 Closing under the Series B Stock Purchase Agreement (including those shares issued pursuant to the Rights Offering set forth in Section 1.3.1 thereof) (on an as converted basis) divided by the aggregate number of shares of Common Stock (on an as converted basis) outstanding immediately after the Series B Stage 1 Closing.

“VPVP Equity” means, on a fully converted basis, (i) the equity securities purchased by VPVP in the Series B Stage 1 Drawdown (as such term is defined in the Series B Stock Purchase Agreement) (and any Underlying Common Stock issued upon conversion thereof) and the Common Stock received by VPVP in the Merger and (ii) any securities issued directly or indirectly in respect of the foregoing securities by way of a split, dividend, distribution or other division of securities, or in connection with a combination or exchange of securities, recapitalization, merger, consolidation, or other reorganization.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

10. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Restricted Securities in violation of any provision of this Agreement shall be void, and none of the Company Parties shall record such purported Transfer on its books or treat any purported Transferee of such Restricted Securities as the owner of such securities for any purpose.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations (including without limitation the Prior Agreement) by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. Remedies; Agreement Not to Exercise Certain Remedies.

(a) The Company and the Shareholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

(b) So long as indebtedness remains outstanding pursuant to the terms of the Amended Credit Agreement (as such term is defined in Section 2.12 of the Stock Purchase Agreement), the Shareholders agree and covenant not to (i) exercise any remedies for any breach by the Company of, or arising under, Section 5 of this Agreement; provided, however, that the Shareholders shall not be prohibited from exercising any equitable remedy compelling the Company to take, or enjoining the Company from taking, as applicable, any action that it is required to take, or that it is prohibited from taking, as applicable, under Section 5 of this Agreement so long as the enforcement of such remedy does not result in, or obligate the Company to make, any payment of cash or other property to any Shareholder or which would cause a default under the Cisco Credit Agreement or (ii) demand redemption of Preferred Stock pursuant to Article Five, Section 8 of the Third Restated Certificate of Incorporation of the Company.

14. Amendment and Waiver. Except as otherwise set forth in this Section, the provisions of this Agreement may be amended, modified, or waived only with the affirmative vote or prior written consent of a holders of a majority of the Underlying Common Stock then outstanding; provided that if any such amendment, modification, or waiver would materially and adversely affect any holder of Common Stock (on an as converted basis) relative to its effect on the holders of the Common Stock (on an as converted basis) voting in favor of such amendment, modification, or waiver, such amendment, modification, or waiver shall also require the written consent of the holders of a majority of such securities held by all holders so adversely affected. In addition to the foregoing: (v) Sections 4 and 14, and any definitions used directly or indirectly in such Sections may not be amended, modified or waived without the affirmative vote or prior written consent of holders of each of a majority of the MDCP Equity then outstanding, the holders of a majority of the BV Equity then outstanding, and the holders of a majority of the VPVP Equity then outstanding; (w) Sections 7(a)(ii)(B) and 7(a)(viii), and any definitions used directly or indirectly in such Sections may not be amended, modified or waived without the prior written consent of holders of a majority of the MDCP Equity then outstanding; (x) Section 7(a)(ii)(C), and any definitions used directly or indirectly in such Section may not be amended, modified or waived without the prior written consent of holders of a majority of the BV Equity then outstanding; (y) Section 7(a)(ii)(D), and any definitions used directly or indirectly in such Section may not be amended, modified or waived without the prior written consent of holders of a majority of the VPVP Equity then outstanding and (z) Section 7(a)(ii)(G), and any definitions used directly or indirectly in such Section may not be amended, modified or waived without the prior written consent of holders of a majority of the Series C Equity then outstanding. Notwithstanding the foregoing, no provision requiring written consent of holders of a majority of the Preferred Stock shall be amended or modified to require written consent of less than the holders of a majority of the Preferred Stock without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken, which majority shall include (i) the holders of a majority of the MDCP Equity, (ii) the holders of a majority of the BV Equity, and (iii) the holders of a majority of the VPVP Equity. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Atlanta, Georgia time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the addresses set forth below and to any Shareholder or other holder of Restricted Securities subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

To the Company:

Cbeyond Communications, Inc.

320 Interstate North Parkway, SE, Suite 300

Atlanta, GA 30339

Attention:    President

Telephone:  (678) 424-2400

Facsimile:     (678) 424-2500

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention:    Christopher L. Kaufman, Esq.

Telephone:  (650) 463-2606

Telecopy:    (650) 463-2600

and

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, DC 20004

Attention:    Joel H. Trotter, Esq.

Telephone:  (202) 637-2200

Telecopy:    (202) 637-2201

16. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

17. Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Except with respect to the certificate of incorporation, reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and their respective successors and assigns and the Shareholders and any subsequent holders of Restricted Securities and the respective successors and assigns of each of them, so long as they hold Restricted Securities, whether so expressed or not.

19. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters by the internal laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. In furtherance of the foregoing, the General Corporation Law of the State of Delaware or, if applicable, internal law of the State of California shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

20. Counterparts. This Agreement may be executed in multiple counterparts, none of which need contain the signature of more than one party hereto but each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

21. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

22. Amendment and Restatement; Effectiveness. This Agreement amends and restates in its entirety the Prior Agreement and shall be effective with respect to all parties to the Prior Agreement when executed and delivered by those parties required under Section 14 of the Prior Agreement even if this Agreement is not executed and delivered by other Persons whose signature blocks appear on the signature pages hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Shareholders Agreement on the day and year first above written.

CBEYOND COMMUNICATIONS, INC.

By:	/s/ ROBERT FUGATE
Its:	CFO

[Second Amended and Restated Shareholders Agreement continued]

MDCP - CBEYOND INVESTORS, LLC (as successor in interest to Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC)

By:	Madison Dearborn Capital Partners III, L.P., its managing member

By:	Madison Dearborn Partners III, L.P., its general partner

By:	/s/ JIM PERRY
Name:	Jim Perry
Title:	Authorized Person

[Second Amended and Restated Shareholders Agreement continued]

BATTERY VENTURES V, L.P.

By:	Battery Partners V, LLC, its general partner

By:	/s/ RICHARD D. FRISBIE
Name:	Richard D. Frisbie
Title:	Member Manager

BATTERY VENTURES CONVERGENCE FUND, L.P.

By:	Battery Convergence Partners, LLC, its general partner

By:	/s/ RICHARD D. FRISBIE
Name:	Richard D. Frisbie
Title:	Member Manager

BATTERY INVESTMENT PARTNERS V, LLC

By:	/s/ RICHARD D. FRISBIE
Name:	Richard D. Frisbie
Title:	Member Manager

[Second Amended and Restated Shareholders Agreement continued]

LIBERTY MUTUAL INSURANCE COMPANY

By:	/S/ RONALD D. ULICH
Name:	Ronald D. Ulich
Title:	Vice President

[Second Amended and Restated Shareholders Agreement continued]

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.

By:	VantagePoint Venture Associates III, L.L.C., its general partner

By:	/s/ ALAN E. SALZMAN
Name:	Alan E. Salzman
Its:	Managing Member

VANTAGEPOINT VENTURE PARTNERS III, L.P.

By:	VantagePoint Venture Associates III, L.L.C., its general partner

By:	/s/ ALAN E. SALZMAN
Name:	Alan E. Salzman
Its:	Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.

By:	VantagePoint Venture Associates IV, L.L.C., its general partner

By:	/s/ ALAN E. SALZMAN
Name:	Alan E. Salzman
Its:	Managing Member

[Second Amended and Restated Shareholders Agreement continued]

VANTAGEPOINT VENTURE PARTNERS IV(Q), L.P.

By:	VantagePoint Venture Associates IV, L.L.C., its general partner

By:	/s/ ALAN E. SALZMAN
Name:	Alan E. Salzman
Its:	Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.

By:	VantagePoint Venture Associates IV, L.L.C., its general partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Its:	Managing Member

[Second Amended and Restated Shareholders Agreement continued]

B-ETC, LP

By:	Berkman Investors, Inc., its general partner

By:	/s/ SCOTT G. BRUCE
Name:	Scott G. Bruce
Its:	Vice President, General Counsel

[Second Amended and Restated Shareholders Agreement continued]

CCOS FLORIDA LIMITED, LLLP

By:	/s/ JOHN ROBERT SIERRA JR.
Name:	John Robert Sierra Jr.
Its:	President of ARREIS G.P.

S B GENERAL PARTNERS

By:	/s/ JOHN ROBERT SIERRA JR.
Name:	John Robert Sierra Jr.
Its:	Partner

/s/ J. ROBERT SIERRA SR.
J. Robert Sierra Sr.

[Second Amended and Restated Shareholders Agreement continued]

118 CAPITAL FUND INC.

By:	/s/ D. SCOTT LUTTRELL
Name:	D. Scott Luttrell
Its:	President

LCM PROFIT SHARING PLAN

By:	/s/ D. SCOTT LUTTRELL
Name:	D. Scott Luttrell
Its:	Trustee

2514 MULTI-STRATEGY PLAN LP

By:	/s/ D. SCOTT LUTTRELL
Name:	D. Scott Luttrell
Its:	Managing Member of LCM Alternative Assets Group LLC, Managing Member of LCM Global Partners LLC, its General Partner

[Second Amended and Restated Shareholders Agreement continued]

/s/ JAMES F. GEIGER
James F. Geiger

/s/ MARK A. MASI
Mark A. Masi

/s/ J. ROBERT FUGATE
J. Robert Fugate

/s/ ROBERT R. MORRICE
Robert R. Morrice

/s/ JAMES T. MARKLE
James T. Markle

[Second Amended and Restated Shareholders Agreement continued]

OMAN INTERNATIONAL DEVELOPMENT AND INVESTMENT COMPANY SAOG

By:	/s/ DEEPAK ATAL
Name:	Deepak Atal
Its:	Chief Executive Officer

[Second Amended and Restated Shareholders Agreement continued]

REGENT CAPITAL PARTNERS, L.P.

By:	Regent Capital Holdings II, L.P.
Its:	General Partner

By:	Regent Capital Holdings, Inc.
Its:	General Partner

By:	/s/ RICHARD HOCHMAN
Name:	Richard Hochman
Its:	Authorized Person

[Second Amended and Restated Shareholders Agreement continued]

HOWARD KAYE FAMILY FUND

By:	/s/ HOWARD KAYE
Name:	Howard Kaye
Its:	Managing General Partner

[Second Amended and Restated Shareholders Agreement continued]

SANDERS OPPORTUNITY FUND LP

By:	/S/ DON SANDERS
Name:	Don Sanders
Its:	Authorized Person

[Second Amended and Restated Shareholders Agreement continued]

SANDERS OPPORTUNITY FUND (INST.) LP

By:	/S/ DON SANDERS
Name:	Don Sanders
Its:	Authorized Person

[Second Amended and Restated Shareholders Agreement continued]

/S/ RICHARD BATELAAN
Richard Batelaan

[Second Amended and Restated Shareholders Agreement continued]

/S/ DANIEL W. KEENAN
Daniel W. Keenan

[Second Amended and Restated Shareholders Agreement continued]

/S/ JOSEPH A. OESTERLING
Joseph A. Oesterling

[Second Amended and Restated Shareholders Agreement continued]

/S/ GEORGE L. BALL
George L. Ball

[Second Amended and Restated Shareholders Agreement continued]

/s/ RICHARD HOCHMAN
Richard Hochman

[Second Amended and Restated Shareholders Agreement continued]

/s/ JAMES C. LARMETT
James C. Larmett

[Second Amended and Restated Shareholders Agreement continued]

/s/ BEN T. MORRIS
Ben T. Morris

[Second Amended and Restated Shareholders Agreement continued]

/s/ BRET SANDERS
Bret Sanders

[Second Amended and Restated Shareholders Agreement continued]

/s/ CHRISTINE SANDERS
Christine Sanders

[Second Amended and Restated Shareholders Agreement continued]

/s/ DON SANDERS
Don Sanders

[Second Amended and Restated Shareholders Agreement continued]

/s/ KATHERINE SANDERS
Katherine Sanders

[Second Amended and Restated Shareholders Agreement continued]

/s/ LAURA SANDERS
Laura Sanders

[Second Amended and Restated Shareholders Agreement continued]

/S/ SUSAN SANDERS-KELLER
Susan Sanders-Keller

[Second Amended and Restated Shareholders Agreement continued]

/S/ DON WEIR
Don Weir

[Second Amended and Restated Shareholders Agreement continued]

BVCF IV, L.P.

By:	J.W. Puth Associates, LLC, its General Partner

By:	Brinson Venture Management, LLC, its Attorney-in fact

By:	Adams Street Partners, LLC, as its Administrative Member

By:	/S/ GEORGE H. SPENCER III
Name:	George H. Spencer III
Title:	Partner

[Second Amended and Restated Shareholders Agreement continued]

/S/ MORRIS WOLFSON
Morris Wolfson

[Second Amended and Restated Shareholders Agreement continued]

/s/ JULIA STROW
Julia Strow

[Second Amended and Restated Shareholders Agreement continued]

/s/ BROOKS ROBINSON
Brooks Robinson

[Second Amended and Restated Shareholders Agreement continued]

/s/ CHRIS BEAVERS
Chris Beavers

[Second Amended and Restated Shareholders Agreement continued]

/s/ JOAN TOLLIVER
Joan Tolliver

[Second Amended and Restated Shareholders Agreement continued]

/s/ TERRY TROUT
Terry Trout

[Second Amended and Restated Shareholders Agreement continued]

/s/ Cleve Lewis
Cleve Lewis

[Second Amended and Restated Shareholders Agreement continued]

/s/ BRIAN CRAVER
Brian Craver

[Second Amended and Restated Shareholders Agreement continued]

/s/ CHRISTOPHER L. KAUFMAN
Christopher L. Kaufman

[Second Amended and Restated Shareholders Agreement continued]

VP COMPANY INVESTMENTS 2004, LLC

By:	/s/ ALAN C. MENDELSON
Name:	Alan C. Mendelson
Its:	Managing Member

[Second Amended and Restated Shareholders Agreement continued]

BLACK DIAMOND CAPITAL II, LLC

By:	/s/ KIM P. BUCHANAN
Name:	Kim P. Buchanan
Its:	President

[Second Amended and Restated Shareholders Agreement continued]

BALLAST POINT VENTURES, L.P., a Delaware limited partnership

By:	Ballast Point Venture Partners, L.P., a Delaware limited partnership, its general partner

	By:	RJ Ventures, LLC, a Florida limited liability company, its general partner

		By:	/s/ PAUL C. JOHAN
		Name:	Paul C. Johan
		Title:	Partner

BALLAST POINT VENTURES EF, L.P., a Delaware limited partnership

By:	Ballast Point Venture Partners, L.P., a Delaware limited partnership, its general partner

	By:	RJ Ventures, LLC, a Florida limited liability company, its general partner

		By:	/s/ PAUL C. JOHAN
		Name:	Paul C. Johan
		Title:	Partner